Exhibit 10.6
Execution Version
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 12, 2023, by and between Giuseppina C. Albo (“Executive”) and Hamilton Insurance Group, Ltd. (the “Company”).
W I T N E S S E T H:
WHEREAS, Executive has been continuously employed by the Company since January 22, 2018, most recently under the terms and conditions exclusively set forth in that certain Amended and Restated Employment Agreement, dated June 24, 2022, by and between the Company and Executive (the “Prior Agreement”); and
WHEREAS¸ the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, under the terms and conditions of this Agreement, as may be amended from time to time.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Employment. During the Employment Term (as defined below), Executive shall be employed as the Chief Executive Officer of the Company, subject to the terms and conditions set forth herein. Executive represents and warrants that (i) Executive will not use during her employment any documents containing any trade secret, or confidential or proprietary information of any third parties, (ii) effective as of the Effective Date (as defined below), Executive’s employment hereunder and Executive’s performance as contemplated hereby will not, at any time and in any way, conflict with or breach any confidentiality, noncompetition, nonsolicitation or other agreement or obligation to which Executive is a party or to which Executive may be subject, and (iii) Executive has obtained, and at all times since the Effective Date has maintained, the required Bermuda work permit.
2.    Employment Term. The parties agree that the Employment Term shall commence on consummation of the Company’s initial public offering (the “Effective Date”) and, subject to earlier termination in accordance with Section 7 below, Executive shall be employed for a term ending on the third anniversary of the Effective Date; provided, however, that on the third anniversary of the Effective Date (and on each succeeding expiration date thereof), such period of employment shall automatically extend for an additional one (l) year period, subject to earlier termination in accordance with Section 7 below (such period of employment from the Effective Date, subject to any earlier termination, the “Employment Term”), unless either the Company or Executive provides written notice of its or her intent to terminate it at least six (6) months prior to the applicable anniversary date. Executive’s employment shall terminate upon any expiration of the Employment Term unless the parties shall otherwise hereafter agree.

3.    Duties.
(a)    During the Employment Term. Executive shall (i) perform such duties and exercise such powers in relation to the business of the Group Companies (as defined below) as may from time to time be lawfully assigned to or vested in Executive by the Board of Directors of the Company (the “Board”) consistent with her position as the senior-most officer of the Company (including having all employees reporting directly or indirectly to her), (ii) report directly and exclusively to the Board, (iii) use Executive’s best efforts to faithfully and diligently serve the business and affairs of the Group Companies and to establish, promote, develop and extend their business, giving the full benefit of Executive’s knowledge, expertise, technical skill and ingenuity, (iv) devote Executive’s business time, energy and skill to the business of the Group Companies, and shall not engage in any other business, profession or occupation, for compensation or otherwise, that would conflict or materially interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board, and (v) comply with all policies and procedures of the Group Companies (including those in the Code of Conduct or any employee manual and those regarding conducting the business affairs of the Group Companies), as may be in effect from time to time. Upon receipt of written consent of the Board, Executive may engage in the activities set forth on Schedule A.
(b)    For purposes of this Agreement, (i) “Group Company” or “Group Companies” means the Company and any company that is from time to time a parent or holding company of the Company, a direct or indirect subsidiary company of the Company, a direct or indirect subsidiary company of a holding company of the Company or a company in which the Company owns, directly or indirectly, at least 50% of the issued share capital, or any individual member of such group (excluding the Company) as the context requires; (ii) “holding company” and “subsidiary company” have the respective meanings assigned thereto by Section 86 of the Companies Act 1981 (the “Companies Act”), but irrespective of whether it is a company based in, or organized under the laws of, Bermuda or an overseas company; (iii) “Business” means (a) the insurance or reinsurance business, (b) the contemplation, creation and/or execution of the insurance or reinsurance business, including all aspects of the planning and “start up” of such activities, and (c) any other business in which the Group Companies are engaged on the last day of Executive’s employment with the Company; and (iv) “Change in Control” has the meaning defined in the Hamilton Insurance Group, Ltd. 2023 Stock Incentive Plan (as amended from time to time) (the “Equity Plan”).
(c)    Without affecting the general right of the Company to terminate Executive’s employment hereunder for Cause (as defined in Section 7(c)) or the right of Executive to terminate her employment for Good Reason (as defined in Section 7(f)) under this or any other agreement with the Group Companies, the Company reserves the right to require Executive not to attend work and/or not to undertake all or any of Executive’s duties hereunder, without any suspension, reduction or offset of any compensation or benefits due or accruing under Section 4 or under the Annual Target Awards (defined below) during the Employment Term.
(d)    Executive shall serve on the Board, and any other Board of Directors of a Group Company as directed by the Board during the Employment Term for no additional compensation; provided, however, that after an initial public offering of the Company, the Company will only be obligated to cause Executive to be nominated for election to the Board; and provided, further, that the foregoing will not be required to the extent prohibited by legal or regulatory requirements. At the time of her termination of employment with the Company for any reason, Executive agrees that she shall resign from all offices she may hold with any Group Company and, if requested to do so by the Company, the Board, and any other Board of Directors of a Group Company on which Executive serves.
(e)    Executive shall have an office at the Company’s principal offices in Hamilton, Bermuda and shall perform her services in that location, as well as in other locations as Executive determines necessary to fulfill her duties and responsibilities, subject to compliance with the Company’s tax operating guidelines.
4.    Compensation and Related Matters. As full compensation for Executive’s performance of Executive’s duties and responsibilities hereunder during the Employment Term, the Company shall pay Executive the compensation and provide the benefits set forth below and in Section5. Executive’s compensation and benefits shall be reviewed annually by the Board during the Employment Term, and Executive’s Base Salary, Target Bonus and Annual Target Awards may be increased, but not decreased. All cash payments to be made hereunder shall be in U.S. dollars and shall be paid to a bank account in the United States as designated by Executive.
(a)    Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary at a rate of $1,300,000 per annum (the “Base Salary”) in accordance with the Company’s customary payroll practices.
(b)    Cash Incentive Program. Each year during the Employment Term, Executive shall be eligible to earn an incentive award under the Company’s annual cash incentive plan as may be in effect from time to time (the “Annual Bonus”). Executive’s target Annual Bonus opportunity shall be calibrated at a target of 160% of Base Salary (the “Target Bonus”), and Executive’s Annual Bonus opportunity shall range from a minimum of 0% of the Target Bonus to a maximum of 200% of the Target Bonus. The Annual Bonus for any fiscal year, if any, shall be determined by the Company’s achievement of financial and non-financial goals, the terms of which shall be established by the Compensation Committee of the Board (the “Committee”), after consultation with Executive. The Committee shall determine achievement of the applicable performance criteria and the amount (if any) of any Annual Bonus. The determinations of the Committee in respect of the Annual Bonus shall be final and binding on all parties absent manifest error. The Annual Bonus, if any, will be paid at the same time that the Company pays annual bonuses to its other executive employees (in the calendar year immediately following the end of the fiscal year to which such Annual Bonus relates), subject to Executive’s continued employment with the Company through the payment date, except as otherwise provided for in this Agreement.
(c)    Equity Incentives. Each year during the Employment Term, Executive will be granted restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards (together, the “Annual Target Awards”), as determined by the Committee, all of which will be granted under the Equity Plan (or any successor thereto), and any Annual Target Awards granted to Executive under the Equity Plan (or any successor thereto) shall be communicated by, and be subject to the terms and conditions of, a written award agreement between the Company and Executive. For 2023 and until such time as the Committee may, at their discretion amend the same based on the Company’s achievement of the designated performance metrics established by the Committee and after consultation with Executive, the target grant date value for the Annual Target Awards shall be calibrated at 250% of Base Salary. These awards shall be issued as follows: (a) 50% of the Annual Target Awards will be in the form of RSUs (determined based on the fair market value) which shall vest over a three year vesting period being: one-third (1/3) of the common shares subject thereto shall vest on January 1 for each successive year over a three year period from the year in which such RSU award was granted and (b) 50% of the Annual Target Awards will be in the form of PSUs (determined based on the fair market value), which PSUs shall cliff-vest on the third anniversary of January 1st of the year in which such PSU award was granted based on the Company’s achievement of the designated performance metrics established by the Committee (with the payout percentage ranging from 0-200%), in each case, subject to Executive’s continued employment with the Company from the grant date through such vesting date (except as otherwise provided pursuant to Section 8(c) and Section 8).
(d)    Benefits.
(i)    During the Employment Term Executive shall be entitled to participate in the employee benefit plans and insurance programs of the Company (or those plans and programs of a Group Company designated by the Company) sponsored from time to time for its employees generally, including executive life and disability insurance. Nothing herein shall be deemed to prohibit the Company from amending or terminating any such plan or program in its sole and absolute discretion; provided, however, that in the event that the Company terminates, during the Employment Term, any health or welfare insurance benefit plans or programs applicable to Executive and her husband and eligible dependents (and in which any of the foregoing parties participate as of such termination), the Company shall replace such terminated health or welfare insurance benefits with equivalent private health or welfare insurance benefits at its sole cost.
(ii)    During the Employment Term, the Company shall, at Executive’s option, contribute an amount equal to 10% of Executive’s Base Salary to a pension plan for the benefit of Executive, in accordance with the terms of such pension plan, or pay such amount to Executive in cash (provided that such amount shall not be considered part of “Base Salary” for any purpose).
(e)    Vacation. During the Employment Term, Executive shall be entitled to twenty-five (25) paid business days as vacation, to be accrued, used, paid and forfeited in accordance with the Company’s policies as in effect from time to time.
(f)    Legal Fees. Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable legal fees and costs incurred in connection with the negotiation and documentation of this Agreement and related exhibits, not to exceed $25,000 in the aggregate.
(g)    Currency. All amounts (if any) paid or payable by the Company to Executive hereunder shall be denominated in U.S. dollars.
(h)    Applicable Withholding. All payments under this Agreement shall be subject to all applicable foreign, federal, state and local withholdings, as well as all authorized or required deductions.
5.    Reimbursement. During the Employment Term and subject to any policies from time to time adopted by the Board, Executive shall be reimbursed for business-related expenses reasonably incurred by Executive in the course of Executive’s duties hereunder. Executive shall be entitled to business class travel and accommodations. All amounts payable under this Section 5 shall be subject to Executive’s presentment to the Company of appropriate documentation.
6.    Confidentiality; Disclosure.
(a)    Executive shall not, either during Executive’s employment hereunder (other than in the proper good faith performance of Executive’s duties hereunder) or at any time after the termination thereof for any or no reason, divulge to any person, and shall use Executive’s reasonable endeavors to prevent the publication or disclosure of, any trade secret or other confidential information concerning the business, finances, investments, accounts, dealings, transactions, shareholders (other than Executive), persons or entities associated with such shareholders (other than Executive) or affairs of the Group Companies or of any of their respective clients entrusted to Executive or arising or coming to Executive’s knowledge during the course of Executive’s employment hereunder or otherwise; provided that the foregoing shall not prevent or limit Executive from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by Executive; provided, further, that Executive shall (i) promptly notify the Board of any such intended disclosure prior to such disclosure, (ii) at the written request of the Company, diligently contest such disclosure at the expense of the Company, and (iii) at the written request of the Company, seek to obtain, at the expense of the Company, such confidential treatment as may be available under applicable laws for any information so disclosed. The provisions of this Section 6(a) shall not apply to any information that is or becomes publicly known other than as a result of Executive’s wrongful actions.
(b)    Executive shall, upon the termination of Executive’s employment hereunder, immediately deliver to the Company all documents, schedules, lists, charts, correspondence and other data, information and other property belonging to any of the Group Companies or related to any of the matters referred to in Section 6(a) that may have been prepared by Executive or have come into Executive’s possession and shall not retain any copies thereof. Executive shall not at any time after the termination of Executive’s employment hereunder wrongfully represent herself as being employed by or connected with the Group Companies.
7.    Termination. Executive’s employment shall terminate upon the first to occur of:
(a)    Executive’s death;
(b)    Executive being unable to perform Executive’s duties and responsibilities hereunder due to Executive’s Disability. For purposes of this Agreement, the term “Disability” means that Executive has been unable to perform the duties and responsibilities required of Executive hereunder due to a physical and/or mental disability for a period of more than 180 days, whether or not consecutive, during any one (l) year period; provided that any such periods may be extended at the sole discretion of the Board;
(c)    the termination of Executive’s employment by the Company for Cause. For purposes of this Agreement, “Cause” means any of the following acts or occurrences:
(i)    Executive’s conviction of, or pleading guilty or nolo contendere to a felony;

(ii)    Executive’s gross negligence or willful misconduct in connection with Executive’s employment that causes or is likely to cause significant loss or damage to any of the Group Companies;
(iii)    Executive’s conduct that constitutes fraud, material misrepresentation or embezzlement;
(iv)    Executive’s willful material breach of this Agreement or any other agreement with any of the Group Companies, which, in the case of a non-recurring breach capable of being cured, remains uncured after fifteen (15) days following notice by the Board of such breach;
(v)    Executive being adjudicated by a governmental agency, rating agency or self- regulatory organization to have violated any statute or regulation under such agency’s or organization’s jurisdiction which has or is reasonably likely to have a material adverse impact on the reputation and standing in the community of the Company; or
(vi)    Executive failing to maintain any licenses necessary to perform Executive’s duties hereunder; provided, no act or omission to act by Executive shall be “willful” if such conduct was in good faith and with a reasonable belief that such act or omission was in the best interests of the Company;
(d)    the resignation by Executive without Good Reason upon one hundred eighty (180) days’ prior written notice to the Company;
(e)    the termination of Executive’s employment by the Company without Cause upon one hundred eighty (180) days’ prior written notice to Executive; and
(f)    the termination of Executive’s employment by Executive with Good Reason. For purposes of this Agreement, the term “Good Reason” means:
(i)    a material adverse change in Executive’s title, position, duties, authority or responsibilities (including reporting responsibilities);
(ii)    a reduction in the rate of Executive’s Base Salary, Target Bonus or Annual Target Awards;
(iii)    a relocation of Executive’s principal office outside of Hamilton, Bermuda; or
(iv)    a material breach by the Company of any agreement to which it is a party with Executive;
provided, that Executive shall have given the Company written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within thirty (30) days following Executive’s knowledge of the occurrence, without Executive’s consent, of any of the events in clauses (i)-(iv), and the Company shall not have cured the circumstances set forth in Executive’s Notice of Termination within thirty (30) days of receipt of such notice; and

(g)    the expiration of the Employment Term in accordance with Section 2.
8.    Termination Procedure and Benefits.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than by reason of Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 15(j) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon and, in circumstances in which the Company is terminating Executive’s employment for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment for Cause, and specifies the Date of Termination consistent with the provisions of Section 8(b).
(b)    Date of Termination. For purposes of this Agreement, “Date of Termination” means:
(i)    if Executive’s employment is terminated pursuant to Section 7(a), the date of Executive’s death;
(ii)    if Executive’s employment is terminated pursuant to Section 7(b), five (5) days after delivery of the Notice of Termination (provided that Executive has not returned to the substantial performance of Executive’s duties on a full-time basis during such five (5) day period);
(iii)    if Executive’s employment is terminated pursuant to Section 7(c), the date set forth in the Notice of Termination; provided, that the Notice of Termination shall not be effective until any applicable cure period under Section 7(c) has expired without the event or events leading to such termination having been cured;
(iv)    if Executive’s employment is terminated pursuant to Section 7(d), the date that is between one (1) day following such notice and the six (6)-month anniversary of such notice, as determined by the Company in its sole discretion (but if so determined to be less than six (6) months, the Company shall continue to pay to Executive the Base Salary and provide to Executive the benefits and vacation set forth in Sections 4(d) and 4(e) for the unexpired portion of such six (6)-month notice period), which the Company shall communicate to Executive within five (5) days of receiving such written notice;
(v)    if Executive’s employment is terminated pursuant to Section 7(e), the date set forth in the Notice of Termination, which shall not be less than one hundred eighty (180) days from the delivery of such notice;
(vi)    if Executive’s employment is terminated pursuant to Section 7(f), the date set forth in the Notice of Termination, which, unless waived by the Company, shall not be less than one hundred eighty (180) days from the delivery of such notice; provided, that (x) any such waiver by the Company shall be disregarded in the event of a Change in Control during such one hundred eighty (180)-day period, and (y) the Notice of Termination shall not be effective until any applicable cure period under Section 7(f) has expired without the event or events leading to such termination having been cured, and;

(vii)    if Executive’s employment is terminated pursuant to Section 7(g), upon the last day of the Employment Term.
(c)    Termination Payment and Benefits.
(i)    In the event that Executive’s employment is terminated for any reason, she shall receive: (1) payment for any accrued but unpaid Base Salary and benefits up to the Date of Termination; (2) any then unpaid Annual Bonus with respect to the year prior to the year in which the Notice of Termination is provided (except in the event of a termination for Cause), but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such Notice of Termination is provided; (3) any accrued but unused vacation; and (4) any accrued but unpaid reimbursable expenses up to the Date of Termination (all of the foregoing, the “Accrued Benefits”).
(ii)    In the event that Executive is terminated pursuant to Sections 7(a), 7(b), 7(e), 7(f) or 7(g) (due to the Company’s non-renewal of this Agreement in accordance with Section 2 (i.e., the Company elects not to renew this Agreement on the same or more favorable terms)), then in addition to the Accrued Benefits, Executive shall receive, subject to her execution and non-revocation of a mutual general release of claims in favor of the Company in the form attached as Schedule B within sixty (60) days of the Date of Termination (the “Release Requirement”): (1) a pro-rated Annual Bonus for the year in which the Notice of Termination was received, pro-rated based on the number of days of Executive’s employment from the commencement of the fiscal year until the Date of Termination, determined based on the Company’s actual performance for the entire year and paid at the time that the Annual Bonus otherwise would have been payable; (2) continued provision of health insurance coverage for Executive and her husband and eligible dependents for the twelve (12)-month period immediately following the Date of Termination; and (3) effective as of the Date of Termination, except as otherwise provided in an agreement between Executive and the Company, vesting of all unvested time-based vesting equity-based compensation awards, including RSUs, that would have vested in the twelve (12)-month period immediately following the Date of Termination.
(iii)    In the event that Executive is terminated pursuant to Sections 7(e), 7(f) or 7(g) (due to the Company’s non-renewal of this Agreement in accordance with Section 2 (i.e., the Company elects not to renew this Agreement on the same or more favorable terms)), then in addition to all of the foregoing and subject to her satisfaction of the Release Requirement, Executive shall also receive (1) continued Base Salary payments for the longer of (x) the remainder of the then-current Employment Term (after expiration of any notice period and without any further extension) had such termination not occurred and (y) the twenty-four (24)-month period immediately following the Date of Termination, payable in substantially equal installments in accordance with the Company’s customary payroll practices, provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first sixty (60) days following the Date of Termination shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following the Date of Termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto, and (2) a lump sum cash payment equal to 100% of Executive’s Target Bonus for the year in which the Date of Termination occurs, payable on the sixtieth (60th) day following the Date of Termination.
9.    Change in Control. In addition to any amounts payable to Executive set out in Section 8 above or pursuant to any other agreement between Executive and the Company, if there is a Change in Control of the Company and, within twelve (12) months following the Change in Control directly or indirectly in connection with it:
(i)    the Company terminates Executive’s employment (other than for Cause pursuant to Section 7(c)); or
(ii)    Executive serves notice to terminate her employment in accordance with Section 7(f) with Good Reason, all outstanding RSU and PSU awards shall immediately vest and become immediately exercisable. For the avoidance of doubt, all restrictions, payment conditions and forfeiture conditions applicable to such awards shall lapse and all incomplete performance periods in effect as at the date of the Change in Control shall end effective of the date of the Change in Control, with all performance conditions being deemed to have been achieved based on estimated actual performance (but not less than target performance).
10.    Non-Competition; Other Covenants.
(a)    Executive acknowledges and agrees that (i) the business of the Group Companies is highly competitive; (ii) the skills and knowledge of the Group Companies’ workforce constitute trade secrets and confidential information; (iii) she will be exposed to, have accesses to, and develop on behalf of the Group Company, trade secrets and confidential information during her employment; (iv) such trade secrets and confidential information are of vital importance to the success of the Group Companies; (v) the disclosure or improper use of any such information would place the Group Companies at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Group Companies; (vi) Executive may develop relationships with customers, clients or prospective customers or clients of the Group Companies at the time and expense of the Group Companies and that, by Executive’s training, experience and expertise, Executive’s services to the Group Companies are extraordinary, special and unique; (vii) Executive’s experience and capabilities are such that the provisions contained in this Agreement will not prevent Executive from earning a livelihood; (viii) the Group Companies would be seriously and irreparably injured if Executive were to engage in any actions in violation of Section 10 of this Agreement, and that, in the event of such breach or threatened breach, no adequate remedy at law would exist and damages would be difficult to determine; (ix) the provisions contained in Section 10 of this Agreement are justified by, and reasonably necessary to, protect the legitimate business interests of the Group Companies, including the trade secrets, confidential information and goodwill of the Group Companies; (x) Executive is a sophisticated business person and has consulted with an attorney prior to entering into this Agreement; (xi) the Company is entering into this Agreement only because Executive is willing to comply with Section 10 of this Agreement; and (xii) the provisions in this Agreement are fair and reasonable in scope, duration and geographical limitations.

(b)    Executive hereby agrees that, during the Non-Compete Period (as defined below), Executive shall not any jurisdiction in the world (the “Geographic Area”), either on Executive’s own account or on behalf of any other person, firm or company, directly or indirectly:
(i)    be engaged, interested or concerned with, in or by any business or undertaking that is engaged in or carries on any aspect of the Business (it being agreed that this clause (i) does not prohibit passive ownership by Executive of up to 1% of the issued and outstanding common shares of a company when such class of shares trades publicly on a recognized securities exchange);
(ii)    solicit, interfere with, endeavor to entice away from the Group Companies or encourage to reduce the level or change the terms of business conducted with, or ownership by, any person, firm or company who or which as of the Date of Termination or in the period of twelve (12) months immediately prior to such date was a shareholder, customer or client of or regularly dealt with any of the Group Companies, or who at such date was to Executive’s knowledge negotiating with any of the Group Companies in relation to all or part of its business or its ownership, or which or whom Executive learned confidential information, other than any person, firm or company with which or with whom Executive conducted business prior to commencement of employment with the Company; or
(iii)    solicit the services of or endeavor to entice away from the Group Companies any director, employee or consultant of a Group Company (whether or not such person would commit any breach of such person’s contract of employment or engagement by reason of leaving the service of such company) who was performing services to the Company on (or within the twelve (12)-month period preceding) the Date of Termination, or employ or engage, or knowingly aid or assist any other person in procuring the employment or engagement of, any such person.
Notwithstanding anything to the contrary in the foregoing, nothing shall prohibit Executive from (A) continuing the activities set forth on Schedule A as permitted under this Agreement, or (B) with the Company’s written consent (not to be unreasonably withheld) serving as an independent member of the Board of Directors of any entity.
(c)    The term “Non-Compete Period” means the period beginning on the first day of the Employment Term and ending on the date that is twelve (12) months following the Date of Termination (howsoever caused); provided, however, that (A) the Non-Compete Period shall be extended one (1) day for each day that Executive is not in compliance with the provisions of this Section 10, and (B) the Board, in its discretion, may by written notice to Executive terminate the Non-Compete Period earlier than its scheduled termination.
(d)    It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a determination is made by an arbitrator, arbitration panel or a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 10 is an unenforceable restriction against Executive, then the applicable provision shall not be rendered void, but shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as such court may judicially determine or indicate to be enforceable. If, however, any such arbitrator, arbitration panel or court determines that any such restriction is unenforceable and cannot be amended so as to make it enforceable, then the provision may be severed and the finding shall not affect the enforceability of any of the other restrictions contained herein.
(e)    Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of Executive’s obligations under this Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any other remedies available at law or in equity, the Company shall be entitled to an injunction in aid of arbitration without the requirement to post security or a bond.
(f)    Executive understands that the provisions of this Section 10 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time, geography and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in this Section 10, and (vi) the potential harm to the Company of non-enforcement of this Section 10 outweighs any potential harm to Executive of enforcement. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert that, and it should not be considered that, any provisions of this Section 10 otherwise are void, voidable or unenforceable or should be voided or held unenforceable. The provisions of this Section 10 are an integral part of this Agreement.
(g)    Executive shall not at any time (during or after Executive’s employment with the Company) directly or indirectly disparage the reputation of any of the Group Companies or their shareholders, persons or entities associated with such shareholders, officers, directors, agents or employees. The Company through any public statement, the members of the Board and the Company’s officers (while serving in such capacities) shall not at any time (during or after Executive’s employment with the Company) directly or indirectly disparage the reputation of Executive. Notwithstanding the foregoing, truthful statements made by any person in the course of administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to these requirements.
(h)    Developments. All documents, schedules, lists, charts, correspondence and other data, information and property (and all copies thereof), written or electronic, received, accessed, developed, made or compiled by or on behalf of Executive at any time during or prior to Executive’s employment, relating to any of the Group Companies or their business activities, but excluding Executive’s personal effects and similar items, are and will be the property of the Group Companies, and must, except as otherwise agreed by the Board in writing, be delivered to the Company promptly upon the termination of Executive’s employment with the Company for any or no reason or at any other time upon request. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods, improvements and enhancements conceived, developed or otherwise made, created or produced by Executive alone or with others, at any time during or prior to Executive’s employment, in any way relating to the business activities, products or services that are the same as or substantially similar to those utilized or contemplated by any of the Group Companies, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form (“Developments”), are and will be the sole and exclusive property of the Company. Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that all Developments that are copyrightable may constitute “works made for hire” under the copyright laws of the United States or “works which are made during and in the course of employment” under section 20(2) of the Copyright and Designs Act 2004 of Bermuda and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire. Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Board promptly after development of the same, and at any time upon request.
11.    Cooperation. Following the end of Executive’s employment with the Company, Executive agrees to cooperate fully with the Company in (a) any litigation, administrative proceeding or inquiry that involves the Group Companies or any of their then-current or former shareholders, officers, directors, employees or agents, and/or (b) any investigation or inquiry conducted by or on behalf of the Company or any governmental or regulatory authority, in each case, about which Executive may have knowledge or information. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation. If Executive is participating at the Company’s request and legal counsel is required, the Company shall provide such legal counsel only to the extent permissible by law and if not so permitted will pay (including reasonable advances) all reasonable attorneys’ fees and costs incurred by Executive to engage counsel to the extent permissible by law.
12.    No Cooperation with Third Parties. Executive shall not-at any time-counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints known or unknown on behalf of any private third party against the Group Companies or any of their officers, directors, employees, agents, representatives, shareholders or attorneys, unless under a subpoena or other court order to do so.
13.    “Key Man” Insurance. Executive agrees to facilitate the Company to purchase and maintain ·’Key Man Insurance” in an amount set by the Board for the benefit of the Group Companies and to reasonably cooperate with the Company and its designated insurance agent to facilitate the purchase and maintenance of such insurance. The Company may determine to purchase and/or maintain such insurance in its sole discretion.
14.    Successors. Executive’s performance hereunder is personal to Executive and is not assignable by Executive. The Company may at any time and from time to time delegate its power and authority under this Agreement to any of the Group Companies and such delegation (or the revocation thereof) shall be effective upon the Company’s giving written notice of the same to Executive. The Company may assign this Agreement to any of the Group Companies or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, amalgamation, consolidation, acquisition of shares, or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In the event of Executive’s death, the representative of her estate or applicable beneficiary, as the case may be, shall be entitled to all amounts and benefits hereunder that have accrued but remain unpaid or have vested as of the date of her death.
15.    Miscellaneous.
(a)    Waiver; Amendment. The waiver of or failure of a party to enforce any term, provision or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future or a waiver of any other term, provision or condition at any time. This Agreement may be amended or modified only by a writing signed by both parties hereto.
(b)    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Company and Executive agree that, should any resort to a court be necessary and permitted under this Agreement, then they each consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in New York, New York (Borough of Manhattan).
(c)    Arbitration. The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s relationship with the Group Companies, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Agreement or the breach of this Agreement; and any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement. All Claims and all questions concerning arbitrability of Claims shall be resolved exclusively by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes then in effect (the “AAA Rules”). Notwithstanding the foregoing, the Company and Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the AAA Rules, in each case to prevent any violation of this Agreement. The Company and Executive must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims. Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in New York, New York (Borough of Manhattan), or such other city to which the parties mutually agree. The arbitrator shall be selected in accordance with the AAA Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Executive would not otherwise have been subject to paying if the Claim had been resolved in a court of law. The arbitrator shall be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of New York. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
(d)    Indemnification; Insurance. The Company shall indemnify and hold Executive harmless for all actions and omissions to act while serving as an officer or employee of the Company, a member of the Board, or of the board of directors of any other member of the Group Companies, to the maximum extent permitted by applicable law. The Company shall at all times during Executive’s employment and service as a member of the Board and thereafter during which Executive may be subject to liability for any act or omission subject to such indemnification, cover Executive as an insured under any contract of officers and directors’ liability insurance that covers members of the Board.
(e)    Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
(f)    Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
(g)    Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted or did not draft such provision. The words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement in its entirety and not to any particular section or paragraph. Except as expressly stated otherwise, references herein to sections or paragraphs refer to the sections or paragraphs of this Agreement. The words “‘including”, “include” and words of similar import shall be deemed to be followed by “without limitation.” References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification). References to the singular include the plural and vice versa and references to the masculine include the feminine and/or neuter and vice versa. References to persons include natural persons, companies, partnerships, corporations, associations and bodies of persons, whether incorporated or unincorporated. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.
(h)    Construction. This Agreement is to be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties. Each of the parties acknowledges that this Agreement was jointly negotiated, reviewed and approved by them and their respective counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)    U.S. Internal Revenue Code. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Sections 409A and 457A of the Code and applicable published guidance thereunder, or shall comply with the requirements of such provisions. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409Al(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive’s separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Date of Termination for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Sections 409A and 457A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Sections 409A or 457A.
(i)    Liability for Taxes. The issuance of any equity incentive awards described in Section 4 involve complex and substantial tax considerations. Executive should consult with her own tax advisors with respect to any equity incentive awards. The Company makes no warranties or representations whatsoever to Executive regarding the tax consequences of any equity incentive awards or the receipt of shares with respect thereto. Executive shall be solely responsible for any taxes in respect of any equity incentive awards.
(j)    Notices. All notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand delivery, facsimile (with confirmation of transmission), or overnight courier, in each case addressed as follows:

If to the Company:	Hamilton Insurance Group, Ltd. Wellesley House North, First Floor 90 Pitts Bay Road Hamilton HM 08 Bermuda Attention: General Counsel
If to Executive:	To Executive’s principal address as reflected in the Company’s records or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered on the date of delivery if delivered by hand, on the date of transmission if delivered by facsimile (with confirmation of transmission), on the date of confirmed delivery if delivered by overnight courier.
(k)    Clawback Policy. Executive’s compensation will be subject to the Company’s clawback policy in effect from time to time to comply with applicable laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Company may require Executive to forfeit, return or reimburse the Company or a Group Company all or a portion of Executive’s compensation pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws. No recovery of Executive’s compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right Executive may have to resign for Good Reason or “constructive termination” (or similar term) under any agreement, arrangement or policy with the Company or a Group Company.
(l)    Stock Ownership Requirement. During the Employment Term, Executive shall be expected to maintain ownership of common shares or share equivalents in such amounts and on such terms and conditions as are set forth in the Company’s Share Ownership Guidelines established by the Compensation Committee and in effect from time to time (the “Ownership

Guidelines”). Executive is expected to meet the ownership requirements set forth in the Ownership Guidelines within the time period stated in the Ownership Guidelines.
(m)    Entire Agreement. This Agreement (including any schedules or exhibits attached hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, negotiations, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter, including, without limitation, the Prior Agreement (other than agreements evidencing awards or payments required hereunder or under the Prior Agreement, such as equity grant agreements). Executive and the Company represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

HAMILTON INSURANCE GROUP, LTD.

By
Name:	Gemma Carreiro
Title:	General Counsel

EXECUTIVE

Giuseppina C. Albo

SCHEDULE A
Permissible Activities
Continued service as a member of the Board of Directors of Reinsurance Group of America and nonexecutive senior advisor to Overalls, Inc.

SCHEDULE B
MUTUAL GENERAL RELEASE
On this ____ day of _______________, ____________, I, Giuseppina C. Albo, in consideration of the payments and benefits provided to me pursuant to Section 8(c) of that certain Second Amended and Restated Employment Agreement dated September __, 2023 (the “Employment Agreement”), by and between me and Hamilton Insurance Group, Ltd. (the “Company”), and the release by the Company of the claims against me set forth in paragraph 1 below, do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
1.    The Company, on its own behalf and on behalf of the Released Parties in their individual and official capacities, hereby releases me and all of my heirs, agents, attorneys, insurers, representatives, and affiliates (each as an intended third party beneficiary) (collectively, the “Executive Released Parties”) from any and all claims from the beginning of time through the date upon which the Company signs this General Release, including claims (a) arising from or in any way relating to my employment and/or service with the Company and/or my separation or termination from such employment and/or service; (b) arising from or in any way related to any agreement with any Released Parties; (c) arising from or in any way related to any awards, policies, plans, programs or practices of any Released Parties that may apply to me or in which I may participate; and/or (d) compensation and/or benefits that] have received from the Company prior to the date hereof; provided that the following claims are not released under this General Release unless the Company had actual knowledge of the underlying facts on or before [date]: (i) claims related to facts concealed by me, (ii) claims for willful misconduct or fraud or (iii) claims based on my material breach of fiduciary duties.
2.    Except as provided in paragraphs 5 and 6 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment and/or service with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement

Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.    The Company represents that it has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph l above. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment and/or service with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (a) any right to the benefits to which I am entitled under the Employment Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (c) my rights as an equity or security holder in the Company or its affiliates.
6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.    The parties agree that if either violates this General Release by suing the other party or the other Released Parties or Executive Released Parties (as applicable), the party that violates the General Release will pay all costs and expenses of defending against the suit incurred by the other party, including reasonable attorneys’ fees.
9.    I agree that this General Release and the Employment Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Employment Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.
11.    I hereby acknowledge that the Employment Agreement shall survive my execution of this General Release to the extent set forth in the Employment Agreement, including, without limitation, Sections 6, 8, 9, 10, 11, 12, 14 and 15 thereof.
12.    I represent that I am not aware of any claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
13.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach of the Employment Agreement by either party or by any Released Party or Executive Released Party (as applicable) after the date hereof.
14.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
15.    I agree that, as reasonably requested by the Company with notice, I shall cooperate fully with any pending or future litigation, arbitration, business or investigatory matter. The Company agrees to pay the reasonable expenses associated with such cooperation.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)    I HAVE READ IT CAREFULLY;
(ii)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(iii)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)    I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
(vi)    l UNDERSTAND THAT I HA VE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(vii)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

HAMILTON INSURANCE GROUP, LTD.

By:
Name:
Title:

EXECUTIVE

Giuseppina C. Albo